EXHIBIT 99.1

AT THE COMPANY
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Brenda Abuaf, Director of Shareholder Services
(800) 831-4826


           CHARTERMAC ANNOUNCES REVISIONS TO 2004 FINANCIAL STATEMENTS -- Intends to File 12b-25 Extension for 2004 Form 10-K --


NEW YORK, NY - March 15, 2005 - CharterMac (the "Company") (AMEX: CHC) today announced that it will revise its previously reported earnings results for 2004 due to accounting errors, principally in the Company's reported deferred tax benefit. While the Company has not finalized its assessment of the impact on its financial statements, the revision is expected to positively affect net income and earnings per share for the year, with no effect on the Company's previously reported Cash Available for Distribution ("CAD"). The Company intends to file a Form 12b-25 with the Securities and Exchange Commission ("SEC"), thereby extending until March 31, 2005, the deadline to file its Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2004.

"The revisions are confined to accounting misstatements, most of which stemmed from complexity arising upon the acquisition of Related Capital Company ("RCC")," said Alan P. Hirmes, CharterMac's Chief Financial Officer. "Because they are confined to the timing of established revenues and tax deductions, they do not affect CharterMac's 2004 cash flow or CAD, nor do they affect the Company's compliance with debt covenants, financial strength, business prospects, or our earnings outlook for 2005 and beyond."

As a result of the miscalculation of deferred taxes, identified after the Company released its 2004 earnings results, and other errors relating to the timing of revenues, corrections of which were reflected in the previously reported full-year earnings results, the Company will be restating quarterly results for 2004 in amended filings with the SEC. Therefore, after discussions with their independent accountants, the Audit Committee and management of the Company have concluded that the financial statements in the 2004 interim reports should not be relied upon as filed. The impact of the revisions is expected to reduce the Company's net income and earnings per share for the three months ended March 31, 2004, and increase net income and earnings per share for the three months ended September 30, 2004, and the three months ended December 31, 2004. The impact on the three months ended June 30, 2004, is expected to be immaterial. The Company emphasized that the revisions will have no effect on the Company's operations, cash flows, or previously reported CAD for the aforementioned periods.

The tax changes pertain to the calculations attendant to the complex accounting rules governing deferred taxes, particularly as they apply to the treatment of certain transactions related to the RCC acquisition in November 2003. Specifically, the Company will correct the calculation of deferred taxes related to the conversion of the equity units of one of its subsidiaries into common shares and the vesting of share-based compensation granted in connection with the RCC acquisition.

Revenues for each quarter will be restated to reflect different recognition periods for two revenue streams in the Company's Fund Management segment. While the accounting followed was correct on an RCC stand-alone basis (as reported for purposes of debt covenant compliance), these revenue streams change in character when RCC is consolidated with other portions of CharterMac's business in accordance with generally accepted accounting principles. This change in characterization of these revenue streams arose upon the acquisition of RCC in November 2003, but the change was not identified until the Company was consolidating its financial results for the 2004 year-end. As noted above, this correction was included in the previously reported financial results for the year ended December 31, 2004. The impact of the recharacterization on reported revenues for the three months and year ended December 31, 2003, was immaterial.

The aforementioned revisions were identified during finalization of CharterMac's financial statement audit. As a result of the accounting misstatements, each of which had a dollar impact exceeding a predetermined threshold for materiality, the Company has determined that it has internal control deficiencies that constitute "material weaknesses," as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. Consequently, management will be unable to conclude that the Company's internal controls over financial reporting were effective as of December 31, 2004. Therefore, the Company's independent auditors, Deloitte & Touche, will issue an adverse opinion with respect to the Company's internal controls over financial reporting. An assessment of the Company's internal controls will be included in its Annual Report on Form 10-K, which will be filed by the end of March.

The Company and its management are committed to maintaining the highest standards of corporate behavior, responsibility, and governance under Sarbanes-Oxley guidelines. To that end, the Company will continue to revise and enhance its internal controls related to the abovementioned areas and to the Company's financial reporting as a whole to prevent similar situations in the future.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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